Exhibit (h)(iii)(C)

Final

DIREXION FUNDS AND DIREXION INSURANCE TRUST

SECOND AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of the 10th day of July, 2014, to the Fund Administration Servicing Agreement dated as of February 24, 2010, as amended August 16, 2010 (the “Fund Administration Agreement”), is entered into by and among DIREXION FUNDS, a Massachusetts business trust, DIREXION INSURANCE TRUST, a Massachusetts business trust (collectively referred to as the “Trust”), and U.S. BANCORP FUND SERVICES LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Trust and USBFS have entered into a Fund Administration Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Fund Administration Agreement; and

WHEREAS, Section 10 of the Fund Administration Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Amended Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Fund Administration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

DIREXION FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Rudnick	By:	/s/ Michael R. McVoy
Name: Patrick Rudnick		Name: Michael R. McVoy
Title: Chief Financial Officer		Title: Executive Vice President

DIREXION INSURANCE TRUST

By:	/s/ Patrick Rudnick
Name: Patrick Rudnick
Title: Chief Financial Officer

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Final

Amended Exhibit B to the Fund Administration Servicing Agreement

Direxion Funds and Direxion Insurance Trust

Fee Schedule effective July 1, 2014

Annual Fee

                    basis points on all assets, subject to an annual complex minimum of $            .*

and

                    basis points on all assets for extra fund administration to cover various fees.

All contracted services, CCO fees, Legal service fees, board book fees, Gainskeeper fees, systems charges, 15c, performance delivery fees, and out of pocket fees are included.

Extraordinary services may be provided with agreed-upon costs.

CPI will not apply.

*	The fees set forth in this contract will be aggregated with other USBFS service line fees, the total of which will be subject to this overall fee governor:

If aggregate complex assets are...	USBFS will charge no more than this basis point for assets in the level*
$ - $	bp
$ - $	bp
$ - $	bp
Assets over $	bp

These fees are cumulative, meaning that anything charged at a certain breakpoint will be added to the fees for the previous breakpoint, if any.

Fees are billed monthly.

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